Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Mayne Pharma Limited

We consent to the incorporation by reference in the Registration Statement No. 333-141114 on Form S-3 and Registration Statement Nos. 333-115056, 333-115058, 333-120074, and 333-127844 on Form S-8 of Hospira Inc. of our report dated 20 September 2006, except as to Notes 1(d) and 41 which are as of 19 March 2007, with respect to the consolidated balance sheets of Mayne Pharma Limited as of 30 June 2006 and 2005, and the related consolidated income statements, consolidated statements of recognised income and expense and consolidated statements of cash flows for each of the years in the two-year period ended 30 June 2006 which report appears in the Form 8-K/A of Hospira Inc. dated 19 March 2007 and to the reference to our firm under the heading “Experts” in the prospectus supplement.  Our report, dated 20 September 2006 except as to Notes 1(d) and 41 which are as of 19 March 2007, refers to a change in accounting principle as a result of the adoption of AASB 132 “Financial Instruments: Disclosure and Presentation” and AASB 139 “Financial Instruments: Recognition and Measurement”, and refers to the fact that the consolidated financial statements as of 30 June 2006 and 2005 have been restated.

/s/ KPMG
Melbourne, Australia

20 March 2007